December 29, 1998





The Board of Directors
The Quizno's Corporation
1099 18th Street, Suite 2850
Denver, Colorado  80202

Gentlemen:

We propose to acquire all of the outstanding shares of the Company not currently owned by our group on the terms and conditions set forth in this letter. Each holder of the $.001 Common Stock (the "Common Stock"), would receive between $7.84 and $8.20 per share payable in cash.

This offer represents an approximate 10 to 15% premium over yesterday's closing stock price of $7.125.

We understand that in transactions of this nature, it is typical for a special committee of independent directors (the "Special Committee") to be established to review the acquisition proposal. We suggest that the formation of a Special Committee be accomplished during today's Board of Directors meeting.

We will forward in due course to the members of that Special Committee a form of acquisition agreement setting forth our proposed terms and conditions of the proposed transaction.

Our proposal is conditioned upon the execution of a definitive acquisition agreement containing the terms and conditions set forth above and such other mutually agreeable terms and conditions as are customary in agreements of this sort, including but not limited to customary representations, warranties, covenants and conditions. It is also subject to, among other things, (1) the approval of the transaction by the Special Committee, the Board of Directors and the Stockholders of the Company, (2) receipt of satisfactory financing for the transaction, (3) receipt of a fairness opinion or an appraisal of the fair value of the shares to the Special Committee that indicates that the price payable to the stockholders is fair value to the Stockholders of the Company and (4) the receipt of all necessary regulatory approvals.

The Board of Directors
The Quizno's Corporation
December 29, 1998
Page Two


We would like to proceed with this transaction as soon as possible. We reserve the right to modify or withdraw this proposal at any time prior to the execution and delivery of the definitive acquisition agreement in the event that we become aware of any facts or circumstances that we determine, in our sole discretion, make such action appropriate. We will not have any obligation to the Company or its Stockholders with respect to this proposal prior to the execution and delivery of the definitive acquisition agreement. The Company will pay all of our direct and indirect costs and expenses in any way connected to or associated with this proposal and in the transaction contemplated hereby.

We and our advisors are prepared promptly to meet with the Special Committee and its advisers to answer any questions that may arise regarding our proposal and the proposed transaction.

                               Very truly yours,



                               /s/ Richard E. Schaden
                                   Richard E. Schaden

                               /s/ Richard F. Schaden
                                   Richard F. Schaden